EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO AUGUST CASH DISTRIBUTION

Dallas, Texas, August 20, 2024 – Argent Trust Company, as Trustee of the Hugoton Royalty Trust (the “Trust”) (OTCQB: HGTXU) announced today there would not be a cash distribution to the holders of its units of beneficial interest for August 2024 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The Trust’s cash reserve was reduced by $91,000 for the payment of Trust expenses. To the extent net profits income is received in future months, the Trustee anticipates replenishing the cash reserve prior to declaring any future distributions to unitholders. Replenishment of the cash reserve may include any increase in the cash reserve total, as determined by the Trustee. The following table shows underlying gas and oil sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas and oil sales volumes attributable to the current month were primarily produced in June.

	Underlying Sales
	Volumes (a)		Average Price
	Gas	Oil	Gas	Oil
	(Mcf)	(Bbls)	(per Mcf)	(per Bbl)

Current Month Distribution	650,000	20,000	$2.40	$74.93

Prior Month Distribution	747,000	17,000	$2.00	$77.16

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has included two months of underlying sales volumes of approximately 5,000 Bbls and 41,000 Mcf from two new non-operated wells drilled in Major County, Oklahoma and has deducted development costs of $136,000, production expense of $2,104,000, and overhead of $1,048,000 in determining the royalty calculation for the Trust for the current month.

Excess Costs

XTO Energy has advised the Trustee that $19,000 of excess costs were recovered on properties underlying the Kansas net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Kansas net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Kansas net profits interests total $1,384,000, including accrued interest of $76,000.

XTO Energy has advised the Trustee that excess costs increased by $17,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $3,113,000, including accrued interest of $322,000.

XTO Energy has advised the Trustee that excess costs increased by $738,000 on properties underlying the Wyoming net profits interests. Underlying cumulative excess costs remaining on the Wyoming net profits interests total $5,832,000, including accrued interest of $198,000.

Development Costs

As previously disclosed, XTO Energy advised the Trustee that it elected to participate in the development of four non-operated wells in Major County, Oklahoma. As of the date hereof, $10.1 million underlying ($8.1 million net to the Trust) in development costs have been charged to the Trust for the four non-operated wells. Two wells were completed in second quarter 2023, the third was completed in fourth quarter 2023, and the fourth was completed in first quarter 2024. The Trustee and XTO Energy will continue to provide material updates on the four non-operated wells in subsequent communications.

Arbitration

As previously disclosed, XTO Energy advised the Trustee that it reached a settlement with the plaintiffs in the Chieftain class action royalty case. Based on the final plan of allocation approved by the court, XTO Energy advised the Trustee that it believes approximately $24.3 million in additional production costs should be allocated to the Trust. On May 2, 2018, the Trustee submitted a demand for arbitration seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation (the “Chieftain Claim”).

On January 20, 2021, the arbitration panel issued its Corrected Interim Final Award (i) “reject[ing] the Trust’s contention that XTO has no right under the Conveyance to charge the Trust with amounts XTO paid under section 1.18(a)(i) as royalty obligations to settle the Chieftain litigation” and (ii) stating “[t]he next phase will determine how much of the Chieftain settlement can be so charged, if any of it can be, in the exercise of the right found by the Panel.” Following briefing by both parties, on May 18, 2021, the Panel issued its second interim final award over the amount of XTO Energy’s settlement in the Chieftain class action lawsuit that can be charged to the Trust as a production cost.

In the arbitration, the Trustee also disputed certain amounts related to the computation of the Trust’s net proceeds for 2014 through 2019 and 2021 (the “Overhead Claims”).

On June 18, 2024, the Trustee and XTO entered into a Settlement Agreement to resolve the pending arbitration. Pursuant to the Settlement Agreement, effective as of June 1, 2024, XTO and the Trustee agreed:

•
that the value of the Chieftain Claim, with interest, to the benefit of XTO is stipulated to be $18,105,467 (net to the Trust);
•
that the value of the Overhead Claims, with interest, to the benefit of the Trust is stipulated to be $17,275,086 (net to the Trust);
•
that the stipulated value of Chieftain Claim and the Overhead Claims would be offset against one another, on a cumulative basis and without respect to which conveyance the particular claim arose, leaving a balance, to the benefit of XTO of $830,381 (net to the Trust), which balance shall be treated as a production cost under the Oklahoma conveyance, and subject to the recoupment and interest charges under that conveyance; and
•
that XTO will provide the Trust a one-time advance distribution of $500,000 (net to the Trust), that can be treated as a production cost, except that it can be recouped, together with interest, from what would otherwise be distributable net profits under any of the three conveyances; provided, however that XTO shall only be entitled to withhold distributions of net proceeds as recoupment to the extent that such recoupment does not leave the Trust with less than $250,000 of available cash.

The Trustee used the $500,000 advance distribution to partially replenish the Trust’s cash expense reserve in June 2024.

Additionally, the Settlement Agreement provides that XTO will modify certain accounting practices with respect to the Overhead Claims effective as of June 1, 2024.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and timing, and future net profits, could differ materially due to changes in natural gas and oil prices and other economic conditions affecting the gas and oil industry and other factors described in Part I, Item 1A of the Trust's Annual Report on Form 10-K for the year ended December 31, 2023.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839